Exhibit 99.1

For Immediate Release

Contact:	William C. DeWitt
SVP, Corporate Communications
(401) 456-5015 Ext. 1541

BANCORP RHODE ISLAND, INC. ANNOUNCES SLATE OF DIRECTOR NOMINEES FOR ANNUAL SHAREHOLDER MEETING

PROVIDENCE, R.I.—January 24, 2007--Bancorp Rhode Island, Inc. (NASDAQ: BARI) announced today that its Board of Directors intends to nominate Richard L. Bready as a Class II Director at the upcoming annual meeting of shareholders to be held May 16, 2007. The Board also intends to nominate for re-election current Class II Directors John R. Berger, Mark R. Feinstein, Pablo Rodriguez, M.D. and Michael E. McMahon.

“Rick Bready brings substantial financial and business expertise, as well as an understanding of the Rhode Island market to our Board,” said Malcolm G. Chace, Chairman of the Board and Chairman of the company’s Board Governance and Nominating Committee. “We believe Rick will be a valuable contributor to the Board and will complement the strengths of our current Directors.”

Mr. Bready is Chairman and Chief Executive Officer of Nortek, Inc., a Rhode Island-based leading international designer, manufacturer and marketer of high-quality branded products for residential and commercial use. Nortek was previously a NYSE-listed company that was taken private by Mr. Bready and other senior Nortek management together with Kelso & Co. in January 2003. Nortek is currently owned by Thomas H. Lee Partners, L.P., Mr. Bready and other senior Nortek management. Mr. Bready is a Certified Public Accountant with a Bachelor’s Degree in Economics and a Master’s Degree in Accounting. Prior to joining Nortek in 1975, Mr. Bready was an independent financial consultant and an audit manager with an international public accounting firm.

Mr. Bready will replace Karl F. Ericson, who, having reached age 72, will be stepping down at the upcoming shareholders meeting. Mr. Chace commented, “Mr. Ericson has been a member of the Board since BankRI’s inception in 1996. His reputation in the community gave people comfort in banking with a de novo institution. Over the years his guidance has helped the Bank grow and succeed, and we are indebted to him for his service.”

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"The Board Governance and Nominating Committee engaged in an extensive process prior to recommending this slate to the Board of Directors, including evaluating our current Directors and interviewing candidates to fill the vacancy created by Karl Ericson's retirement," stated Mr. Chace. "We believe that our Directors should bring to the Board a variety of experience, skills and backgrounds and an open mind on how we can best create superior shareholder value over time. As a community bank, we also have a preference for Directors with significant involvement and reputations in the communities we serve. The Committee and the Board are confident that this slate of nominees meets these criteria," added Mr. Chace.

Bancorp Rhode Island, Inc. is the parent company of Bank Rhode Island, a full-service, FDIC-insured, state-chartered financial institution. The Bank, headquartered in Providence, has 16 branches located in Providence, Kent and Washington counties.

This release may contain "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent the company's present expectations or beliefs concerning future events. The company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties, including, but not limited to, changes in general economic conditions and changing competition which could cause actual future results to differ materially from those indicated herein. Further information on these risk factors is included in the company's filings with the Securities and Exchange Commission.

IMPORTANT INFORMATION

BancorpRI will file a proxy statement in connection with its 2007 annual meeting of shareholders. BancorpRI shareholders are strongly advised to read the proxy statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain this proxy statement, any amendments or supplements to the proxy statement and other documents filed by BancorpRI with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the proxy statement and any amendments and supplements to the proxy statement will also be available for free at BancorpRI's Internet website at www.bankri.com or by writing to Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903, Attention: Investor Relations. In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, Georgeson Inc. at (866) 425-8584 toll free.

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INFORMATION REGARDING PARTICIPANTS

Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of BancorpRI's shareholders is available on Schedule 14A filed with the Securities and Exchange Commission on January 24, 2007.

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